Exhibit 10.1

AMENDMENT NO. 3
TO THE THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BRAEMAR HOSPITALITY LIMITED PARTNERSHIP

December 4, 2019

This Amendment No. 3 to the Third Amended and Restated Agreement of Limited Partnership of Braemar Hospitality Limited Partnership (this “Amendment”) is made as of December 4, 2019, by Braemar OP General Partner LLC, a Delaware limited liability company, as general partner (the “General Partner”) of Braemar Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Section 11.1(b) of the Third Amended and Restated Agreement of Limited Partnership of Braemar Hospitality Limited Partnership, dated March 7, 2017, as amended by Amendment No. 1 thereto dated as of April 23, 2018 and Amendment No. 2 thereto dated November 20, 2018 (the “Partnership Agreement”), for the purpose of issuing additional Partnership Units in the form of Preferred Partnership Units. Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, the Board of Directors (the “Board”) of Braemar Hotels & Resorts Inc. (the “Company”) previously classified and designated 5,200,000 shares of 5.50% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in: (i) the “Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock” filed by the Company with the State Department of Assessments and Taxation of Maryland on December 4, 2015 (the “Series B Articles Supplementary”); (ii) the Articles Supplementary filed and accepted for record on April 27, 2016; and (iii) the Articles Supplementary filed and accepted for record on March 3, 2017.

WHEREAS, the Board of the Company adopted resolutions on December 3, 2019 classifying and designating 1,900,000 shares of Preferred Stock, as defined in the Articles of Amendment and Restatement of the Company (the “Charter”) as additional shares of Series B Preferred Stock (the “Additional Series B Preferred Stock”), having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Series B Articles Supplementary;

WHEREAS, the Board filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland on December 4, 2019, classifying the Additional Series B Preferred Stock, with such preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Series B Articles Supplementary, with the result that as of the date hereof, the Company has authorized an aggregate of 7,100,000 shares of Series B Preferred Stock, all of which constitute a single series of preferred stock having the terms set forth in the Series B Articles Supplementary;

WHEREAS, Section 11.1(b) of the Partnership Agreement permits the General Partner to amend the Partnership Agreement without the approval of any other Partner if such amendment is to create, issue or reflect the creation or issuance of additional Partnership Interests;

WHEREAS, the General Partner has determined that, in connection with the issuance of the Additional Series B Preferred Stock, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units in the form of Preferred Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the Series B Preferred Stock (the “Additional Series B Preferred Partnership Units”); and

WHEREAS, the General Partner desires to so amend the Partnership Agreement as of the date first set forth above.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.                                      Article I is amended to delete the following existing defined term and replace it in its entirety as follows:

“Series B Articles Supplementary” shall mean the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock, designating the rights and preferences of the 5.50% Series B Cumulative Preferred Stock, filed as part of the Company’s charter with the State Department of Assessments and Taxation of Maryland, on December 4, 2015, together with: (i) the Articles Supplementary Establishing Additional Shares of Series B Preferred Stock, filed as part of the Company’s charter with the State Department of Assessments and Taxation of Maryland, on April 27, 2016; (ii) the Articles Supplementary Establishing Additional Shares of Series B Preferred Stock, filed as part of the Company’s charter with the State Department of Assessments and Taxation of Maryland, on March 3, 2017; and (iii) the Articles Supplementary Establishing Additional Shares of Series B Preferred Stock, filed as part of the Company’s charter with the State Department of Assessments and Taxation of Maryland, on December 4, 2019.

2.                                      In accordance with Section 4.3 of the Partnership Agreement, set forth in Exhibit G of the Partnership Agreement, as amended and restated by Exhibit G hereto, are the terms and conditions of the Series B Preferred Partnership Units which are hereby established and issued to Braemar OP Limited Partner, LLC in consideration of its contribution to the Partnership of the proceeds from the issuance and sale of the Series B Preferred Stock by the Company. The Partnership Agreement is hereby amended to replace Exhibit G thereto with the amended and restated Exhibit G to reflect the issuance of the Additional Series B Preferred Partnership Units.

3.                                      Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4.                                      This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

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5.                                      If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

Braemar OP General Partner LLC,
a Delaware limited liability company, as General Partner of Braemar Hospitality Limited Partnership

By:	/s/ Robert G. Haiman
	Name:	Robert G. Haiman
	Title:	Executive Vice President, General Counsel and Secretary

[Amendment No. 3 to Third Amended and Restated LP Agreement of Braemar Hospitality Limited Partnership]

AMENDED AND RESTATED

EXHIBIT G

DESIGNATION OF TERMS AND CONDITIONS OF SERIES B PREFERRED PARTNERSHIP UNITS

A. Designation and Number.  A series of Preferred Partnership Units, designated as Series B Preferred Partnership Units, is hereby established. The number of authorized Series B Preferred Partnership Units shall be 7,100,000.

B. Rank.  The Series B Preferred Partnership Units, with respect to distribution rights and rights upon the liquidation, winding-up or dissolution of the Partnership, rank: (i) senior to all classes or series of the Common Partnership Units and to all other equity securities issued by the Partnership other than equity securities referred to in clauses (ii) and (iii); (ii) junior to all equity securities whose terms specifically provide that those equity securities rank senior to the Series B Preferred Partnership Units with respect to rights to distributions or the distribution of the Partnership’s assets upon liquidation, dissolution or winding up; and (iii) on parity with the Series D Preferred Partnership Units and all other equity securities issued by the Partnership whose terms provide that those equity securities rank on parity with the Series B Preferred Partnership Units with respect to rights to distributions or the distribution of the Partnership’s assets upon liquidation, dissolution or winding up. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Partnership Units.

C. Maturity.  The Series B Preferred Partnership Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Series B Preferred Partnership Units will remain outstanding indefinitely unless the Company redeems or otherwise repurchases the related shares of Series B REIT Preferred Stock. The Partnership is not required to set aside funds to redeem the Series B Preferred Partnership Units.

D. Distributions.

(i)                                     Holders of the Series B Preferred Partnership Units are entitled to receive, when, as and if authorized by the General Partner, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 5.50% per annum on the $25.00 per Series B Preferred Partnership Unit liquidation preference (equivalent to $1.375 per annum per Series B Preferred Partnership Unit). Distributions on the Series B Preferred Partnership Units shall be cumulative from the date of original issuance and shall be payable quarterly on the 15th day of each January, April, July, October (each, a “distribution date”), starting January 15, 2016; provided that if any distribution date is not a Business Day, then the distribution which would otherwise have been payable on that distribution date may be paid on the next succeeding Business Day, and no interest, additional distributions or other sums will accrue on the amount so payable for the period from and after that distribution date to that next succeeding Business Day. Any distribution payable on the Series B Preferred Partnership Units, including distributions payable for any partial distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the Partnership’s records for the Series B Preferred Partnership Units at the close of business on the applicable record date, which shall be, whether or not a Business Day, the 30th calendar day of the month preceding the next applicable distribution date (each, a “Partnership Record Date”); provided that the Partnership Record Date for the first distribution date scheduled for January 15, 2016 shall be January 1, 2016.

(ii)                                  No distributions on Series B Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any time when the authorization or payment thereof would be unlawful.

(iii)                               Notwithstanding the foregoing, distributions on the Series B Preferred Partnership Units will accrue whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are authorized by the General Partner. No interest, or sum in lieu of interest, will be payable in respect of any distribution or payments on the Series B Preferred Partnership Units which may be in arrears, and holders of the Series B Preferred Partnership Units will not be entitled to any distributions in excess of full cumulative distributions described above. Any distribution made on the Series B Preferred Partnership Units shall first be credited against the earliest accumulated, accrued but unpaid distribution due with respect to those Series B Preferred Partnership Units.

(iv)                              When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Partnership Units and any other series of Preferred Partnership Units that the Partnership may issue ranking on parity as to distributions with the Series B Preferred Partnership Units, all distributions authorized by the General Partner upon the Series B Preferred Partnership Units and any other series of Preferred Partnership Units ranking on parity that the Partnership may issue as to distributions with the Series B Preferred Partnership Units shall be authorized by the General Partner pro rata in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series B Preferred Partnership Units and accumulated, accrued and unpaid on such parity Partnership Units. Except as set forth in the preceding sentence, unless distributions on the Series B Preferred Partnership Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are authorized by the General Partner and paid, or authorized by the General Partner and a sum sufficient for the payment thereof set apart for such payment for all past distribution periods, no distributions shall be authorized by the General Partner or paid or set aside for payment by the Partnership with respect to any class or series of parity Partnership Units. Unless full cumulative distributions on the Series B Preferred Partnership Units have been paid or authorized by the General Partner and set apart for payment for all past distribution periods, no distributions (other than distributions paid in Partnership Units junior in rank to the Series B Preferred Partnership Units or options, warrants or rights to subscribe for or purchase such junior Partnership Units) shall be authorized by the General Partner or paid or set apart for payment by the Partnership with respect to any junior Partnership Units, nor shall any junior Partnership Units or parity Partnership Units be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any junior Partnership Units or parity Partnership Units (except by conversion or exchange for junior Partnership Units, or options, warrants or rights to subscribe for or purchase junior Partnership Units), nor shall any other cash or property be paid or distributed to or for the benefit of holders of junior Partnership Units. Notwithstanding the foregoing, the Partnership shall not be prohibited from (i) authorizing or paying or setting apart for payment any distribution on any parity or junior Partnership Units or (ii) redeeming, purchasing or otherwise acquiring any parity or junior Partnership Units, in each case, if such authorization, payment, redemption, purchase or other acquisition is necessary to maintain the Company’s qualification as a REIT.

(v)                                 No interest shall be payable in respect of any distribution or payments on the Series B Preferred Partnership Units which may be in arrears.

(vi)                              Whenever distributions on Series B Preferred Partnership Units are in arrears for six or more quarterly distribution periods, whether or not consecutive (a “Penalty Event”), the distribution rate shall be increased by 200 basis points per annum (equivalent to $1.875 per annum per Series B Preferred Partnership Unit) (as increased, the “Penalty Rate”). This Penalty Rate shall remain in effect until all accumulated, accrued but unpaid distributions on the Series B Preferred Partnership Units have been paid in full, at which time the distribution rate shall revert to the rate of 5.50% of the $25.00 per Series B Preferred Partnership Unit stated liquidation preference per annum.

E. Liquidation Preference.

(i)                                     In the event of the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B Preferred Partnership Units will be entitled to be paid out of the assets the Partnership has legally available for distribution to the Partners, subject to the preferential rights of any class or series of the equity securities the Partnership may issue ranking senior to the Series B Preferred Partnership Units with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per Series B Preferred Partnership Unit, plus an amount equal to any accumulated, accrued and unpaid distributions to, but not including, the date of final distribution to such holders. Until the holders of the Series B Preferred Partnership Units have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid distributions to, but not including, the date of final distribution to such holders, no payment shall be made to any holder of the Common Partnership Units or any other class or series of Partnership Units the Partnership may issue that ranks junior to the Series B Preferred Partnership Units upon the liquidation, dissolution or winding up of the Partnership.

(ii)                                  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Partnership’s available assets, or proceeds thereof, distributable among the holders of Series B Preferred Partnership Units are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Partnership Units and the corresponding amounts payable on all Partnership Units of other classes or series of the equity securities that the Partnership may issue ranking on parity with the Series B Preferred Partnership Units upon the liquidation, dissolution or winding up of the Partnership, then the holders of the Series B Preferred Partnership Units and all other such classes or series of equity securities shall share ratably in any such distribution of assets or the proceeds thereof in proportion to the full liquidating distributions or amounts to which they would otherwise be respectively entitled.

(iii)                               After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Partnership Units will have no right or claim to any of the Partnership’s remaining assets. The Partnership’s voluntary or involuntary liquidation, dissolution or winding up shall not include the Partnership’s consolidation or merger with or into one or more entities, a sale or transfer of all or substantially all of the assets of the Partnership or a statutory security exchange (although such events may give rise to the other rights as described herein).

F. Redemption of Series B REIT Preferred Stock.  In connection with the redemption by the Company of any shares of Series B REIT Preferred Stock in accordance with the provisions of the Series B Articles Supplementary, the Partnership shall provide cash to Braemar OP Limited Partner LLC for such purpose which shall be equal to the redemption price (as set forth in the Series B Articles Supplementary), plus all distributions accumulated and unpaid to, but not including, the redemption date, and one Series B Preferred Partnership Unit shall be concurrently redeemed with respect to each share of Series B REIT Preferred Stock so redeemed by the Company. From and after the applicable redemption date, the Series B Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Partnership Units shall cease.

G. Conversion.

(i)                                     Conversion by the Company. In connection with the conversion of any shares of Series B REIT Preferred Stock into shares of REIT Common Shares in accordance with the provisions of the Series B Articles Supplementary, the Partnership shall convert Series B Preferred Partnership Units into Common Partnership Units and issue such Common Partnership Units to Braemar OP Limited Partner LLC. The number of Common Partnership Units into which the Series B Preferred Partnership Units are convertible shall be equal to the number of REIT Common Shares into which the Series B REIT Preferred Stock is then being converted, as set forth in the Series B Articles Supplementary. From and after the date of such conversion (as determined under the Series B Articles Supplementary), the Series B Preferred Partnership Units so converted shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Partnership Units shall cease.

(ii)                                  Fractional Partnership Units. If, in connection with a conversion by the Company of any shares of Series B REIT Preferred Stock into shares of REIT Common Shares, the Company makes a cash payment or payments with respect to fractional shares of REIT Common Shares, the Partnership shall redeem a corresponding amount of Series B Preferred Partnership Units in consideration of a payment equal to the aggregate cash payment or payments made by the Company.

H. Restriction on Ownership.  Unless approved by the General Partner in its sole discretion, the Series B Preferred Partnership Units shall be owned and held solely by Braemar OP Limited Partner LLC. If the Series B Preferred Partnership Units are allowed to be owned and held by a Person other than Braemar OP Limited Partner LLC, the General Partner is authorized to amend this Exhibit G to the extent the General Partner deems necessary or appropriate to allow such ownership.

I. Allocations.  Allocations of the Partnership’s items of income, gain, loss and deduction allocable with respect to Series B Preferred Partnership Units outstanding from time to time shall be allocated pro rata among holders of such Series B Preferred Partnership Units in accordance with Article V of the Partnership Agreement.

J. Voting Rights.  Except as required by applicable law, each holder of the Series B Preferred Partnership Units, as such, shall have no voting rights.